Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-231925, 333-248754, 333-255489, 333-271232 and 333-265589) of Talos Energy Inc.

(2)	Registration Statements (Form S-8 Nos. 333-225058 and 333-256554) of Talos Energy Inc.

of our report dated January 9, 2024, with respect to the statement of revenue and direct operating expenses of the oil and natural gas properties acquired by QuarterNorth Energy Inc. and Mako Buyer 2 LLC on August 27, 2021 from Fieldwood Energy Inc. and its debtor affiliates for the period from January 1, 2021 through August 26, 2021 appearing in this Current Report on Form 8-K of Talos Energy Inc.

/s/ Ernst & Young LLP

Houston, Texas
January 17, 2024